                                                                    EXHIBIT 99.2

                           OFFER TO PURCHASE FOR CASH
                              UP TO 3,500 UNITS OF
             BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. V,
                             A LIMITED PARTNERSHIP
                                      FOR
                                 $600 PER UNIT
                                       BY
                       EVEREST TAX CREDIT INVESTORS, LLC
                      EVEREST TAX CREDIT INVESTORS II, LLC

        THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON TUESDAY, SEPTEMBER 9, 1997
                         UNLESS THE OFFER IS EXTENDED.

     Everest Tax Credit Investors, LLC, a California limited liability company and Everest Tax Credit Investors II, LLC, a California limited liability company (collectively, the "Purchaser"), is offering to purchase up to 3,500 units of interest ("Units") in Boston Financial Qualified Housing Tax Credits L.P. V, a Limited Partnership, a Massachusetts limited partnership (the "Partnership"), at a net cash price of $600 per Unit (the "Purchase Price"), less the amount of Distributions (as defined below) per Unit, if any, made by the Partnership after July 31, 1997 and less any tax credits (allocable at approximately $12.58 per month) allocated to selling Unitholders after September 30, 1997, and less any transfer fees imposed by the Partnership for each transfer. The Offer is subject to certain terms and conditions. This Offer is upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal (the "Letter of Transmittal"), as each may be supplemented or amended from time to time. The Offer to Purchase and the Letter of Transmittal constitute the "Offer." The Offer is not conditioned upon financing.
                            ------------------------

           For More Information or for Further Assistance Please Call
                           or Contact the Purchaser:

                           EVEREST PROPERTIES II, LLC
                                   (MANAGER)
                          199 SOUTH LOS ROBLES AVENUE
                                   SUITE 440
                           PASADENA, CALIFORNIA 91101
                                 (626) 585-5920
                           (800) 611-4613 (TOLL FREE)

August 11, 1997
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                               TABLE OF CONTENTS

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                                                                                        PAGE
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
INTRODUCTION..........................................................................    1
          PURPOSE OF THE OFFER
DETAILS OF THE OFFER..................................................................    2
          1.  TERMS OF THE OFFER; EXPIRATION DATE.....................................    2
          2.  ACCEPTANCE FOR PAYMENT AND PAYMENT OF PURCHASE PRICE....................    2
          3.  PROCEDURE TO ACCEPT THE OFFER...........................................    3
          4.  DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO
              OBLIGATION TO GIVE NOTICE OF DEFECTS....................................    3
          5.  WITHDRAWAL RIGHTS.......................................................    4
          6.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT......................    4
          7.  CONDITIONS OF THE OFFER.................................................    5
          8.  BACKUP FEDERAL INCOME TAX WITHHOLDING...................................    6
          9.  FIRPTA WITHHOLDING......................................................    6
CERTAIN INFORMATION CONCERNING THE PARTNERSHIP........................................    6
          GENERAL
          OUTSTANDING UNITS
          SELECTED FINANCIAL AND PROPERTY RELATED DATA
          PRIOR ACQUISITIONS OF UNITS AND PRIOR CONTACTS
DETERMINATION OF PURCHASE PRICE.......................................................    7
          TRADING HISTORY OF THE UNITS
CERTAIN INFORMATION CONCERNING THE PURCHASER..........................................    8
          THE PURCHASER
          GENERAL
          SOURCE OF FUNDS
FUTURE PLANS OF THE PURCHASER.........................................................    9
EFFECTS OF THE OFFER..................................................................    9
CERTAIN FEDERAL INCOME TAX MATTERS....................................................    9
CERTAIN LEGAL MATTERS.................................................................   11
          GENERAL
          STATE TAKEOVER STATUTES
          FEES AND EXPENSES
          MISCELLANEOUS
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS........................................   12
APPENDIX A -- SELECTED FINANCIAL DATA.................................................   14

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                                  INTRODUCTION

     The Purchaser hereby offers to purchase up to 3,500 Units in the Partnership at a cash purchase price of $600 per Unit, less the amount of Distributions per Unit, if any, made by the Partnership after July 31, 1997, less tax credits allocated after September 30, 1997, and less any transfer fees imposed by the Partnership for each transfer.

     Purpose of the Offer. The purpose of the Offer is for the Purchaser to acquire a substantial equity interest in the Partnership primarily for investment.

     In considering the Offer, holders of Units ("Unitholders") may wish to consider the following:

     - The cash purchase price proposed by the Purchaser exceeds by $45 per Unit the price recently offered by an affiliate of the General Partner.

     - Tendering Unitholders will be deemed to have withdrawn any previous tenders of their Units to an affiliate of the General Partner. The Purchaser will send the notice of such withdrawal. Certain risks associated with the withdrawal of Units are discussed in Section 1 under "DETAILS OF THE OFFER."

     - The Partnership's publicly filed documents state that there is no established public trading market for the Units. Consequently, the Offer presents an opportunity to dispose of Units for cash that might not be available otherwise.

     - According to the General Partner's affiliate in its offer dated July 24, 1997 (the "Prior Offer"), the present value of the remaining tax credits in the Partnership is $526 (using a 6.44% discount rate).

     - Unitholders who tender all of their Units may be able to offset capital gains and ordinary income to the extent of their unused passive activity losses. According to the Prior Offer, such offset may equal approximately $493 per Unit for Units held since inception. See "CERTAIN FEDERAL INCOME TAX MATTERS."

     - The Purchaser is making the Offer with a view to making a profit for itself. Accordingly, there is a conflict between the desire of the Purchaser to purchase Units at a low price and the desire of the Unitholders to sell their Units at a high price.

     - The Offer allows Unitholders to dispose of their Units without incurring the sales commissions (approximately 5% to 9%) typically associated with transfers of Units arranged through brokers or other intermediaries.

     - Sellers of Units can avoid the risk of tax credit recapture after 1997.

     - The Offer is an immediate opportunity for Unitholders to liquidate their investments in the Partnership, but Unitholders who tender their Units will be giving up the opportunity to participate in any potential future benefits, including allocations of tax credits, from ownership of Units.

     - Unitholders who accept the Offer will likely receive no further Partnership K-1's after the 1997 K-1.

     Each Unitholder must make its own decision, based on the Unitholder's particular circumstances, whether to tender Units and, if so, how many Units to tender. Unitholders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

                              DETAILS OF THE OFFER

     1. Terms of the Offer; Expiration Date; Proration. On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase up to 3,500 Units that are validly tendered in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 5. For purposes of the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time on Tuesday, September 9, 1997, unless the Purchaser in its sole

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

discretion extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as extended by the Purchaser, shall expire.

     If, prior to the Expiration Date, the Purchaser increases the Purchase Price offered to the Unitholders pursuant to the Offer, the increased Purchase Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

     If more than 3,500 Units are validly tendered in accordance with the procedures specified in Section 3 and not properly withdrawn in accordance with the procedures specified in Section 5 on or prior to the Expiration Date, (or if the number of units tendered would be in excess of the number that can be transferred without imposing limitations on resales) the Purchaser will, upon the terms and subject to the conditions of the Offer, take into account the number of Units so tendered, accept for payment and pay for an aggregate of 3,500 Units, pro rata, according to the number of Units validly tendered by each Unitholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 3,500 Units, the Purchaser will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     All Units tendered pursuant to the Offer shall be immediately withdrawn by the Purchaser from the Prior Offer. The number of Units sought in the Prior Offer is higher than that in the Offer. Accordingly, if proration of the tendered Units is required under the Offer, a tendering Unitholder may receive payment for less Units pursuant to the Offer than the Unitholder would have received under the Prior Offer if the Units had not been withdrawn. In such event the excess Units shall be retained by the Unitholder.

     If proration of tendered Units is required, the Purchaser may not be able to announce the final results of the proration until at least approximately seven business days after the Expiration Date because of the difficulty of determining the proration results. The Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration or other adjustment results are known.

     If on or prior to the Expiration Date any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and (iv) amend the Offer.

     2. Acceptance for Payment and Payment of Purchase Price. On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for up to 3,500 Units validly tendered in accordance with the procedures set forth in Section 3 and not withdrawn in accordance with the procedures specified in Section 5, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal (or facsimile thereof) and (ii) any other documents required in accordance with the Letter of Transmittal.

     UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Units are not purchased for any reason (other than proration adjustments), the original Letter of Transmittal with respect to the Units may be destroyed by the Purchaser. If for any reason acceptance of payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered, then, without prejudice to the Purchaser's rights under Section 4, the Purchaser may, nevertheless, retain documents concerning tendered Units, and those Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 5; subject, however, to the Purchaser's obligation under

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

Rule 14e-1(c) under the Exchange Act to pay Unitholders the Purchase Price in respect of Units tendered or return documents, if any, representing those Units promptly after termination or withdrawal of the Offer.

     3. PROCEDURE TO ACCEPT THE OFFER. FOR UNITS TO BE VALIDLY TENDERED PURSUANT TO THE OFFER THE PURCHASER MUST RECEIVE, AT THE ADDRESS LISTED ON THE BACK PAGE OF THIS OFFER TO PURCHASE ON OR PRIOR TO THE EXPIRATION DATE, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, THE ORIGINAL PARTNERSHIP CERTIFICATE (IF AVAILABLE), AND ALL DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL.

     The method of delivery of the Letter of Transmittal, and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     UNITHOLDERS WHO WANT TO PARTICIPATE IN THIS OFFER AND HAVE TENDERED IN THE PRIOR OFFER MUST DELIVER A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL TO THE PURCHASER NOT LATER THAN AUGUST 20, 1997 TO ASSURE TIMELY WITHDRAWAL OF THE PRIOR TENDER.

     A Unitholder may tender any or all of the Units owned by that Unitholder. By executing and delivering a Letter of Transmittal, a tendering Unitholder irrevocably appoints the Purchaser and its officers, and each of them or any other designee of the Purchaser, the attorneys-in-fact and proxies of the Unitholders, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Unitholder's rights with respect to the Units tendered by the Unitholder and accepted for payment by the Purchaser (and with respect to any and all distributions, other Units, rights or other securities issued or issuable in respect thereof; collectively, "Distributions"), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to immediately cause the original or a copy of the Letter of Transmittal to be transmitted to The Herman Group or any other agent of Oldham Institutional Tax Credits LLC ("Oldham") to accomplish a withdrawal of any previous tender of the Unitholder's units and to complete the transfer contemplated thereby. All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the Units by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the Unitholder with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect). The designees of the Purchaser will, with respect to the Units for which the appointment is effective, be empowered to exercise all voting and other rights of the Unitholder as they in their sole discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof. In order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser or its designee must be able to exercise full voting rights with respect to the Units, including voting at any meeting of the Partnership's Limited Partners.

     By executing and delivering a Letter of Transmittal, a tendering Unitholder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the Unitholder in and to any and all Distributions or tax credit allocations made by the Partnership from and after the date of acceptance with respect to Units accepted for payment and thereby purchased by the Purchaser.

     4. Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular Units. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. No tender of Units will be deemed to have been validly made until all defects have been cured or waived. Neither the

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Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms set forth in the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives written notice to the Partnership or its Transfer Agent of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by transmitting those payments to Unitholders whose Units have been accepted for payment.

     5. Withdrawal Rights. Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 10, 1997. If purchase of, or payment for, Units is delayed for any reason, including extension by the Purchaser of the Expiration Date, or if the Purchaser is unable to purchase or pay for Units for any reason (for example, because of proration adjustments) then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 5; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay Unitholders the Purchase Price in respect of Units tendered promptly after termination or withdrawal of the Offer.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address listed on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

     6. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment, (iii) upon the occurrence of any of the conditions specified in Section 7, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m. New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

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

     7. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders of, or filings with, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall not have occurred or been filed, or obtained. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser will not be required to accept for payment or pay for any Units, or may delay the acceptance for payment of the Units tendered if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

          (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the Units, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser, or the Partnership, or (vi) seeks to impose any material condition to the Offer unacceptable to the Purchaser;

          (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          (c) any change or development shall have occurred or been threatened or disclosed in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or there shall be any material lien not disclosed in the Partnership's financial statements, or the Purchaser shall have become aware of any fact that does or may have a material adverse effect on the value of the Units or the Properties;

          (d) the General Partner of the Partnership shall have failed or refused to take all other action that the Purchaser deems necessary, in the Purchaser's judgment, for the Purchaser to be the registered owner of the Units tendered and accepted for payment hereunder simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement as in accordance with the Partnership Agreement and applicable law;

          (e) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the sole judgment of the Purchaser, adversely affecting the Purchaser, the Partnership or the Properties or the value of the Units or the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer;

          (f) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units,
     (iii) declared or paid any Distribution, other than in cash, on any of the Units, or (iv) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business; or

          (g) the General Partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of Units or transfers of Units on the books and

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

     records of the Partnership or the admission of transferees of Units as registered owners and as Unitholders.

     The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

     8. Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31 percent with respect to payment of the Purchase Price, a tendering Unitholder must provide the Purchaser with the Unitholder's correct taxpayer identification number in the space provided in the Letter of Transmittal.

     9. FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, the Letter of Transmittal includes FIRPTA representations certifying the Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person.

                 CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

     Information contained in this section is based upon documents and reports publicly filed by the Partnership. Although the Purchaser has no information that any statements contained in this section are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

     General. The Partnership was formed in 1989 under the laws of the State of Massachusetts. Its principal executive offices are located at 101 Arch Street, Boston, Massachusetts 02110. The Managing General Partner of the Partnership is Arch Street V, Inc. (the "General Partner"), which is an affiliate of The Boston Financial Group Limited Partnership.

     The Partnership was formed to invest, as a limited partner, in other limited partnerships (referred to herein as "Local Limited Partnerships") each of which owns one or more leveraged low-income multifamily residential complexes ("Apartment Complexes" or "Properties") that are eligible for low-income housing tax credit ("Low Income Housing Credit") enacted in the Tax Reform Act of 1986, some of which were eligible for the historic rehabilitation tax credit ("Rehabilitation Tax Credit"). Some of the Apartment Complexes benefit from one or more other forms of federal or state housing assistance. The Partnership's interest in profits and losses from normal operations and Low-Income Housing Credits in each Local Limited Partnership is equal to 99% of such items with the exception of two Local Limited Partnerships, in one of those two Local Limited Partnerships the Partnership's interest in such items is equal to 95% of such items and in the other the Partnership's interest in such items is equal to 88.6% of such items. According to the Form 10-K, as of March 31, 1997, all of the net proceeds from the original offering of Units was invested in 27 Local Limited Partnerships. The Partnership does not anticipate making any additional investments.

     SLP, Inc. is the special limited partner in all 27 Local Limited Partnerships and is an affiliate of each General Partner of the Partnership. SLP, Inc. has certain rights and obligations in its role as special limited partner which permit SLP, Inc. to execute control over the management and policies of the Local Limited Partnerships.

     Generally, Low-Income Housing Credits are available over a ten year period from the date the Apartment Complex is placed in service; referred to herein as the "Credit Period." Each of the Local Limited Partnerships in which the Partnership has acquired an interest has been allocated by the relevant state credit agency the authority to recognize Low-Income Housing Credits to be claimed during the Credit Period provided that the Local Limited Partnership satisfies the rent restriction, minimum set-aside and other requirements for eligibility for the Low-Income Housing Credits at all times during the 15-year period

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

commencing at the beginning of the Credit Period (the "Compliance Period"). Once a Local Limited Partnership has become eligible to receive Low-Income Housing Credits, it may lose such eligibility and suffer an event of "recapture" if (i) the Local Limited Partnership ceases to meet qualification requirements, (ii) there is a decrease in the qualified basis of the projects, or (iii) there is a reduction in the taxpayer's interest in the project at any time during the 15-year Compliance Period that began with the first tax year of the Credit Period. According to the Form 10-K, none of the Local Limited Partnerships in which the Partnership has acquired an interest has suffered an event of recapture.

     According to the Form 10-K, the Partnership generated Low-Income Housing Credits per Unit of $150.99, $150.90 and $151.09, during the calendar years 1996, 1995 and 1994, respectively. Also according to the Form 10-K, the annual Low-Income Housing Credits per Unit stabilized in 1993 at approximately $151.00 per Unit and are expected to remain stable through the year 2000 and then decrease as certain properties reach the end of the ten year Credit Period.

     Together the 27 Local Limited Partnerships own 27 Apartment Complexes. According to the Form 10-K, the properties owned by the Local Limited Partnerships are located in ten states and the Virgin Islands. Five of the properties, totaling 612 units, are existing and underwent rehabilitation; twenty-two properties, consisting of 1,762 units, are new construction. All properties have completed construction or rehabilitation and initial lease-up. Attached to this Offer to Purchase as Part II of Appendix A is a schedule of these Local Limited Partnerships, including certain information concerning their respective Apartment Complexes.

     The Partnership is subject to the information reporting requirements of the Exchange Act, and accordingly, is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Outstanding Units. According to the Form 10-K, there were 68,929 Units issued and outstanding, held by approximately 3,753 Unitholders, as of March 31, 1997.

     Selected Financial and Property Related Data. Attached as Appendix A is a summary of certain financial and statistical information with respect to the Partnership and the Properties, all of which has been taken from the Partnership's Form 10-K for the year ended March 31, 1997. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and Appendix A is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

     Prior Acquisitions of Units and Prior Contacts. On or about July 22, Purchaser requested the General Partner to provide a list of Unitholders for the purpose of making an offer to purchase Units and on or about August 6, Purchaser informed the General Partner of its intent to make the Offer. As of the date of this Offer the General Partner has not responded. Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or the General Partner.

                        DETERMINATION OF PURCHASE PRICE

     In establishing the Purchase Price, the Purchaser reviewed certain publicly available information including among other things: (i) the Partnership Agreement; and (ii) the 1997 Form 10-K and (iii) the Prior Offer. Based on that information, the Purchaser considered several factors, some of which are discussed below.

     Trading History of the Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. The 1997 Form 10-K states that "[t]here is no public trading market for Units." At present, privately negotiated sales and sales through intermediaries (such as through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system.

     According to Partnership Spectrum, an independent third party source, the high and low sales price per Unit for the twelve-month period ending on or about June 30, 1997 were $654 and $375, respectively. Sales may be conducted which are not reported in the Partnership Spectrum and the prices of sales through other channels may differ from those reported by the Partnership Spectrum. The reported gross sales prices may not reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions (approximately 5% to 9%) and other secondary market transaction costs. The Purchaser does not know whether the information provided by the Partnership Spectrum is accurate or complete.

     Remaining Tax Credits. Based on information contained in the Prior Offer, the Purchaser believes that additional tax credits of approximately $645 will be available to Unitholders who hold their units through December 31, 2003.

                  CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser. The Purchaser is comprised of two California limited liability companies that were formed in 1997. The principal office of the Purchaser is 199 South Los Robles Avenue, Suite 440, Pasadena, CA 91101. Everest Tax Credit Investors, LLC is owned by Everest Properties II, LLC, a California limited liability company ("EPII"), and by Imperial Bank, a California state-chartered bank. Imperial Bank is the wholly owned operating subsidiary of Imperial Bancorp, a bank holding company registered under the Bank Holding Company Act of 1956. Everest Tax Credit Investors II, LLC, is owned by EPII and East-West Bank, a California state-chartered bank. The Manager of the Purchaser is EPII, and it is the person which manages Purchaser's affairs. For certain information concerning the directors and executive officers of EPII, Imperial Bank, Imperial Bancorp and East-West Bank, see Schedule I to the Offer to Purchase.

     General. Except as set forth above or elsewhere in this Offer to Purchase:
(i) the Purchaser does not beneficially own or have a right to acquire, and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of any of the Purchaser or the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Units or any other equity securities of the Partnership; (ii) the Purchaser does not have, and, to the best knowledge of the Purchaser, neither the persons and entities referred to in clause (i) above nor any of their executive officers, directors or subsidiaries has, effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer; (iii) the Purchaser does not have, and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since December 31, 1993, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of their executive officers, directors or affiliates; and (v) since December 31, 1993, there have been no contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, or a sale or other transfer of a material amount of assets of the Partnership.

     Source of Funds. Based on the Purchase Price of $600.00 per Unit, the Purchaser estimates that the total amount of funds necessary to purchase all Units sought by this Offer and to pay related fees and expenses, will be approximately $2,200,000. The Purchaser expects to obtain these funds by means of equity capital contributions from its members at the time the Units tendered pursuant to the Offer are accepted for payment. Such members will fund their capital contributions through existing cash and other financial assets which in the aggregate are sufficient to provide the funds required in connection with the Offer without any additional borrowings.

                         FUTURE PLANS OF THE PURCHASER

     The Purchaser is seeking to acquire Units pursuant to the Offer to acquire a substantial equity interest in the Partnership, primarily for investment. Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by the Purchaser in its sole discretion. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration.

     The Purchaser does not intend to change current management or the operation of the Partnership and does not have plans for any extraordinary transaction involving the Partnership. However, these plans could change at any time in the future. If any transaction is effected by the Partnership and financial benefits accrue to the Unitholders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the Units.

     The Purchaser has no present plans or proposals that would result in an extraordinary transaction, such as a merger, reorganization, liquidation, reallocation of operations or sale or transfer of assets involving the Partnership or any material changes in the Partnership's structure, business or composition of its management or personnel.

                              EFFECTS OF THE OFFER

     Tendering Unitholders shall receive cash in exchange for their Units purchased by the Purchaser and will forego all future distributions and tax credit allocations from the Partnership with respect to such Units. Transfers of 50% or more of the Units in a twelve-month period may result in a termination of the Partnership for federal income tax purposes and would also result in a recapture of tax credits. Pursuant to the Partnership Agreement, the General Partner is required to defer transfers in order to avoid such an event. The Purchaser believes that its Offer (for approximately 5% of the Units) when combined with the recent trading activity and information disclosed in the Prior Offer will not likely result in a tax termination.

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. UNITHOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     In general, a Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The amount of a Unitholder's adjusted tax basis in such Units will vary depending upon the Unitholder's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Unitholder for the Unit pursuant to the Offer (that is, the Purchase Price), plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752).

     The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. Recent changes to the tax laws made by the Taxpayer Relief Act of 1997 (the "Act") modified applicable capital gain rates and holding periods. Gain with respect to Units held for more than 18 months will be taxed at a long-term capital gain rate of 20 percent. Gain with respect to Units held more than one year but less than 18 months will be taxed at mid-term capital gain rate of 28 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates. It should also be noted that the Act imposed depreciation recapture of previously deducted straight line depreciation with respect to real property at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a Unitholder with respect to a disposition of the Units may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

     Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

     A tendering Unitholder will be allocated a pro rata share of the Partnership's tax credits and taxable income or loss for the year of the sale with respect to the Units sold in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Unitholder for that year will affect the Unitholder's adjusted tax basis in Units and, therefore, the amount of such Unitholder's taxable gain or loss upon a sale of Units pursuant to the Offer.

     Under Code Section 469, individuals and certain types of corporations generally are able to deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Substantially all post-1986 losses of Unitholders from the Partnership are passive activity losses. Unitholders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities).

     If a Unitholder sells less than all of its Units pursuant to the Offer, a loss recognized by that Unitholder can be currently deducted (subject to the other applicable limitations) to the extent of the Unitholder's passive income from the Partnership for that year plus any other passive activity income for that year, and a gain recognized by a Unitholder upon the sale of Units can be offset by the Unitholders' current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Unitholder sells 100 percent of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Unitholder from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unitholder from its other "ordinary" income (subject to any other applicable limitations). If more than 3,500 Units are tendered, some tendering Unitholders may not be able to sell 100 percent of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser.

     Unitholders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31 percent backup withholding unless those Unitholders provide a taxpayer identification number ("TIN") and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a Unitholder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 31 percent from payments to such Unitholder.

     A Unitholder who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling Unitholder must also notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferrors and transferee within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year) (See IRS Form 8308).

                             CERTAIN LEGAL MATTERS

     General. Except as set forth in this Section, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section.

     State Takeover Statutes. The Partnership was formed under the laws of the State of Massachusetts, which currently does not have any takeover statute applicable to limited partnerships. However, it is a condition to the Offer that no state or federal statute impose a material limitation on the Purchaser's right to vote the Units purchased pursuant to the Offer. If this condition is not met, Purchaser may terminate or amend the Offer.

     If any person seeks to apply any state takeover statute, the Purchaser will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent the Purchaser from purchasing or paying for Units tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Units tendered.

     Fees and Expenses. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser will pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses. The Purchaser will reduce the purchase price of Units by any transfer fees imposed by the Partnership.

     Miscellaneous. The Offer is not made to (nor will tenders be accepted on behalf of) Unitholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to Unitholders in such jurisdiction.

     In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP -- GENERAL" (except that they will not be available at the regional offices of the Commission).

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          EVEREST TAX CREDIT INVESTORS, LLC
                                          EVEREST TAX CREDIT INVESTORS II, LLC

August 11, 1997

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     The business address of each executive officer and director of Everest Properties II, LLC is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Everest Properties II, LLC, are set forth below.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                           POSITION AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------  ---------------------------------------------------------------------
W. Robert Kohorst........  President of Everest Properties II, LLC from 1996 - present.
                           President and Director of Everest Properties, Inc. from
                           1994 - present. President and Director of KH Financial, Inc. from
                           1991 - present.
David I. Lesser..........  Executive Vice President and Secretary of Everest Properties II, LLC
                           from 1996 - present. Executive Vice President of Everest Properties,
                           Inc. from 1995 - present. Principal and member of Feder, Goodman &
                           Schwartz, Inc. from 1992 - 1996.

     The business address of each executive officer and director of Imperial Bank and Imperial Bancorp is 9920 South La Cienega Boulevard, Inglewood, California 90301. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Imperial Bank and Imperial Bancorp are set forth below.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                           POSITION AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------  ---------------------------------------------------------------------
George L. Graziadio,       Chairman of the Board, President and Chief Executive Officer of
  Jr.....................  Imperial Bancorp for the past five years. Chairman of the Board and
                           Co-Founder of Imperial Bank. Chairman of the Board of Imperial
                           Financial Group, Inc. Mr. Graziadio is also engaged as an owner or partner in many other business activities primarily in the real estate industry. Director of Coastcost Corp.
J. Richard Barkley.......  Executive Vice President and Director, Human Resources for the past five years.
William L. Capps.........  Executive Vice President and Chief Administrative Officer of Imperial
                           Bank for the past five years.
Richard J. Casey.........  Executive Vice President of Imperial Bank for the past five years.
Harry W. Chenoweth.......  Executive Vice President of Imperial Bank commencing in 1997.
                           Previously served as a Senior Vice President with Union Bank for five years.
Norman P. Creighton......  Vice Chairman and Chief Executive Officer and Director of Imperial
                           Bank for the past five years. Director of Imperial Bancorp.
Richard K. Eamer.........  Director of Imperial Bank and Imperial Bancorp. Chairman Emeritus of
                           Tenet Healthcare Corporation.
Robert M. Franko.........  President and Director of Imperial Finance Group, Inc. commencing in
                           1997. Executive Vice President and Chief Financial Officer of
                           Imperial Bank from 1995-1997. Previously served as President and
                           Chief Executive Officer of Springfield Bank and Trust Ltd.
G. Louis Graziadio, III..  Director of Imperial Bancorp. President of Ginarra Holdings, Inc.
                           Co-Chairman of the Board of Imperial Financial Group, Inc.
Richard LeBeau...........  Director of Imperial Bancorp and Imperial Bank. Chairman of the Board
                           of Imperial Bank from 1982-1995.
Jack H. Leylegian II.....  Director of Imperial Bank. President of Leylegian Investment
                           Management.
Eldon K. Lloyd...........  Executive Vice President, Chief Credit Officer of Imperial Bank for
                           the past five years.
William L. MacDonald.....  Director of Imperial Bank. President and Chief Executive Officer of
                           Compensation Resource Group.
Daniel R. Mathis.........  President and Chief Operating Officer of Imperial Bank.
Christine McCarthy.......  Executive Vice President and Chief Financial Officer of Imperial Bank
                           commencing in 1997. Executive Vice President and Chief Financial
                           Officer of First Interstate Bank for the five years prior to 1997.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                           POSITION AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------  ---------------------------------------------------------------------
Lee E. Mickles...........  Director of Imperial Bank from 1994 to present. Investment Advisor,
                           Mikles/Miller Management, Inc. Director of Coastcost Corp.
Robert S. Muehlenbeck....  Executive Vice President of Imperial Bank since 1993. President of
                           Seaborg, Inc. for five years prior thereto.
Paul A. Novelly..........  Director of Imperial Bank. President of Apex Oil Co. Director of
                           Imperial Financial Group, Inc.
Charles T. Owen..........  Director of Imperial Bank. President and Publisher of the San Diego
                           Business Journal.
H. Wayne Snavely.........  Director of Imperial Bank, Imperial Bancorp and Imperial Financial
                           Group, Inc. from 1994-present. Chairman and Chief Executive Officer of Imperial Credit Industries, Inc. Director of Imperial Credit
                           Mortgage Holdings, Inc. Director of Southern Pacific Funding Corp.
Dr. M. Norvel Young......  Director of Imperial Bank and Imperial Bancorp from 1985-present.
                           Chancellor Emeritus, Pepperdine University.

     The business address of each executive officer and director of East-West Bank is 415 Huntington Drive, San Marino, California 91108. Unless otherwise specified, each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of East-West Bank are set forth below.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
          NAME                           POSITION AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------  ---------------------------------------------------------------------
Dominic Ng...............  President and Chief Executive Officer and a Director of East-West
                           Bank from 1992 - present.
William H. Chu...........  Senior Vice President Director of Planning and Business Development
                           (from June 1994 - present) and a Director of East-West Bank.
                           Director, President and Chief Executive Officer of United Pacific
                           Bank from 1992 - 1994.
Lon L. Dayhoff...........  Senior Vice President Director of Retail Banking of East-West Bank
                           from 1990 - present.
Julia S. Gouw............  Senior Vice President Chief Financial Officer (from 1994 - present)
                           and a Director of East-West Bank. Senior Vice President and
                           Controller of East-West Bank from 1991 - 1994.
Douglas P. Krause........  Senior Vice President General Counsel and Secretary of East-West Bank
                           from 1996 - present. Sole Practitioner in 1996. Corporate Senior Vice
                           President and General Counsel of Metrobank from 1992 - 1996.
A. Kendall Raine, Jr.....  Chairman of the Board of Directors of East-West Bank from
                           1992 - present.
Fock Siew Wah............  Vice Chairman of the Board of Directors of East-West Bank. Currently
                           a Chairman of the Board of Land Transport Authority and Nuri Holdings
                           (S) Pte. Ltd., and a Director of Singapore Technologies Pte. Ltd.,
                           Temasek Holdings (Pte.) Ltd., The Great Eastern Life Assurance Co.
                           Ltd., and Nuri Investments Pte. Ltd., and a Member of the Board of
                           Commissioners of PT PAMA Ventura Indonesia. Chairman of Singapore MRT
                           Ltd. from 1987 - 1995. Special Advisor to the Singapore Minister of
                           Finance from 1991 - 1995. Fock Siew Wah is a citizen of Singapore.
Jean-Pierre Chavy........  Director of East-West Bank. Managing Director of Seyen Investment,
                           Inc. from 1992 - present.
Cherie Nursalim..........  Director of East-West Bank. Assistant Manager for Gajah Tunggal Group
                           Seyen Investment from 1991 - present. Cherie Nursalim is a citizen of
                           Indonesia.
Christopher L. Pocino....  Director of East-West Bank. Self-employed investor for the past 5 years.
Philip Chow..............  Director of East-West Bank. Self-employed investor for the past 5 years.

                                   APPENDIX A

     Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Form 10-K. More comprehensive financial and other information is included in such report and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such report and other documents and all the financial information and related notes contained therein.

                                     PART I

                            SELECTED FINANCIAL DATA

                            STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                                         1997            1996            1995
                                                      -----------     -----------     -----------
Revenue:
  Investment........................................  $   191,349     $   146,575     $   109,711
  Other.............................................       13,334          77,437          62,152
                                                      -----------     -----------     -----------
          Total Revenue.............................      204,683         224,012         171,863
Expenses:
  General and administrative (includes
     reimbursements to an affiliate in the amounts
     of $117,763, $115,696 and $116,177)............      237,545         225,369         275,733
  Asset management fee, related party...............      231,035         224,953         219,149
  Amortization......................................       29,451          30,521          40,522
                                                      -----------     -----------     -----------
          Total Expenses............................      498,031         480,843         535,404
Loss before equity in losses of Local Limited
  Partnerships......................................     (293,340)       (256,831)       (363,541)
Equity in losses of Local Limited Partnerships......   (4,044,413)     (4,695,617)     (4,747,136)
                                                      -----------     -----------     -----------
Net Loss............................................  $ 4,337,761     $(4,952,448)    $(5,110,677)
                                                      ===========     ===========     ===========
Net Loss allocated:
  General Partners..................................      (43,378)        (49,524)        (51,107)
  Limited Partners..................................   (4,294,383)     (4,902,924)     (5,059,570)
                                                      -----------     -----------     -----------
                                                      $(4,337,761)    $(4,952,448)    $(5,110,677)
                                                      ===========     ===========     ===========
Net Loss per Limited Partnership Unit (68,929
  Units)............................................  $    (62.30)    $    (71.13)    $    (73.40)
                                                      ===========     ===========     ===========

                                                    MARCH 31,        MARCH 31,        MARCH 31,
                                                       1997             1996             1995
                                                   ------------     ------------     ------------
Revenue..........................................  $    204,683     $    224,012     $    171,863
Equity in losses of Local Limited Partnerships...    (4,044,413)      (4,695,617)      (4,747,136)
Net loss.........................................    (4,337,761)      (4,952,448)      (5,110,677)
  Per Limited Partnership Unit (A)...............        (62.30)          (71.13)          (73.40)
Cash, cash equivalents and marketable
  securities.....................................     3,289,694        3,342,899        3,269,031
Investment in Local Limited Partnerships, at
  original cost..................................    56,559,793       56,559,793       56,346,293
Total assets (B).................................    33,871,495       38,246,869       42,985,386
Cash Distributions...............................            --               --               --
Other data:
Passive loss (C).................................    (5,154,301)      (5,187,774)      (5,204,384)
  Per Limited Partnership Unit (A, C)............        (74.03)          (74.51)          (74.75)
Portfolio income (C).............................       281,707          350,417          233,083
  Per Limited Partnership Unit (A, C)............          4.05             5.03             3.35
Low-Income Housing Tax Credit (C)................    10,512,996       10,506,229       10,519,636
  Per Limited Partnership Unit (A, C)............        150.99           150.90           151.09
Local Limited Partnership interests owned at end
  of period......................................            27               27               27

---------------

(A) Per Limited Partnership Unit data is based upon 68,929 outstanding Units.

(B) Total assets include the net investment in Local Limited Partnerships.

(C) Income tax information is as of December 31, the year end of the Partnership for income tax purposes.

CASH DISTRIBUTIONS.

     No cash distributions were made during the year ended March 31, 1997. According to the Form 10-K, in prior years, cash available for distribution was derived from the interest earned on the temporary investment of the Partnership's funds, at money market rates, prior to the funds being contributed to the Partnership's Local Limited Partnership investments. According to the Form 10-K, based on the results of 1996 operations, the Local Limited Partnerships are not expected to distribute significant amounts of cash to the Partnership because such amounts will be needed to fund Property operating costs. In addition, many of the Properties benefit from some type of federal or state subsidy, and as a consequence, are subject to restrictions on cash distributions. Therefore, it is expected that only a limited amount of cash will be distributed to investors from this source in the future.

LIQUIDITY AND CAPITAL RESOURCES.

     At March 31, 1997, of the Partnership had cash and cash equivalents of $449,567 compared with $243,644 at March 31, 1996. According to the Form 10-K, this increase is attributable to proceeds from sales and maturities of marketable securities and cash distributions received from Local Limited Partnerships, partially offset by net cash used for operations and purchases of marketable securities.

     According to the Form 10-K, as of March 31, 1997, approximately $2,735,000 of marketable securities has been designated as Reserves by the Managing General Partner. The Reserves were established to be used for working capital of the Partnership and contingencies related to the ownership of Local Limited Partnership interests. According to the Form 10-K, management believes that the interest income earned on Reserves, along with cash distributions received from Local Limited Partnerships, to the extent available, will be sufficient to fund the Partnership's ongoing operations. Reserves may be used to fund operating deficits, if the Managing General Partner deems funding appropriate.

     According to the Form 10-K, since the Partnership invests as a limited partner, the Partnership has no contractual duty to provide additional funds to Local Limited Partnerships beyond its specified investment. Thus, as of March 31, 1997, the Partnership had no contractual or other obligation to any Local Limited Partnership, which had not been paid or provided for.

     The Form 10-K states that, in the event a Local Limited Partnership encounters operating difficulties requiring additional funds, the Partnership might deem it in its best interests to provide such funds, voluntarily, in order to protect its investment. No such event has occurred to date.

RESULTS OF OPERATIONS.

  1997 VERSUS 1996.

     The Partnership's results of operations for the year ended March 31, 1997 resulted in a net loss of $4,337,761 as compared to a net loss of $4,952,448 for the same period in 1996. According to the Form 10-K, the decrease in net loss is primarily attributable to a decrease in equity in losses of Local Limited Partnerships and an increase in investment revenue, offset by a decrease in other revenue. The decrease in equity in losses of Local Limited Partnerships is due to rental subsidy receipts in 1996 which were reserved in the prior year. Investment revenue increased because of improved returns expired on investments in securities during the fiscal year ended March 31, 1997.

  1996 VERSUS 1995.

     The Partnership's results of operations for the year ended March 31, 1996 resulted in a net loss of $4,952,448 as compared to a net loss of $5,110,677 for the same period in 1995. This improved net loss position is primarily attributable to lower general and administrative expenses and an increase in investment and other revenue. General and administrative expenses decreased primarily because of a decrease in investor reporting expenses. Investment and other revenue increased because of improved returns earned on investments in securities during fiscal year 1996.

                                    PART II

          BOOK VALUE AND ACCUMULATED DEPRECIATION OF PROPERTY OWNED BY
LOCAL LIMITED PARTNERSHIPS IN WHICH THE PARTNERSHIP HAS INVESTED AT DECEMBER 31,
                                      1996

                                             NUMBER      TOTAL                     BUILDINGS/
                                               OF       ENCUM-                    IMPROVEMENTS     ACCUMULATED       DATE
                DESCRIPTION                  UNITS    BRANCES(1)       LAND       & EQUIPMENT    DEPRECIATION(2)   BUILT(2)
-------------------------------------------  ------   -----------   -----------   ------------   ---------------   --------
Strathern Park/Lorne Park..................    241    $17,552,451   $ 5,889,320   $19,987,145      $ 4,438,048       1991
  Los Angeles, CA
Maidens Choice.............................    101      4,050,000       807,791     5,405,085        1,193,185       1991
  Baltimore, MD
Cedar Lane.................................     36      1,122,677        40,000     1,387,366          269,462       1991
  London, KY
Silver Creek,..............................     24        771,586        20,000       946,812          189,935       1990
  Berea, KY
Rosecliff..................................    168      5,617,392     1,120,000     7,963,747        1,856,102       1991
  Orlando, FL
Brookwood..................................     81      3,042,439        79,178     4,876,571          984,488       1992
  Ypsilanti Township, MI
Water Oak..................................     40      1,260,655        98,058     1,472,287          315,058       1991
  Orange City, FL
Yester Oaks................................     44      1,291,670        47,105     1,576,634          349,631       1991
  Lafayette, GA
Ocean View.................................     42      1,371,628       112,620     1,607,768          366,864       1991
  Ferandina Beach, FL
Wheeler House..............................     17        713,772        42,000     1,164,939          225,657       1991
  Nashua, NH
Archer Village.............................     24        711,860        40,000       900,157          209,079       1991
  Archer, FL
Oaks of Dunlop.............................    144      4,453,719       631,959     6,601,884        1,711,138       1991
  Colonial Heights, VA
Timothy House..............................    112      2,572,215        11,638     6,740,910          883,228       1992
  Towson, MD
Westover Station...........................    108      2,674,741       305,645     4,303,370          724,351       1991
    Newport News, VA
Carib Villas III...........................     24      1,489,054       239,009     1,673,803          401,707       1992
  St. Croix, VI
Carib Villas II............................     20      1,407,642       197,195     1,650,817          386,389       1991
  St. Croix, VI
Whispering Trace...........................     40      1,408,471       218,000     1,926,736          562,439       1990
  Woodstock, GA
New Center.................................    104      3,519,360        96,116     6,448,536        1,164,004       1992
  Detroit, MI
Huguenot Park..............................     24      1,400,000        83,000     2,088,664          435,847       1991
  New Paltz, NY
Hillwood Pointe............................    100      2,993,869       454,185     5,105,170        1,121,626       1991
  Jacksonville, FL
Pinewood Pointe............................    136      4,053,614       555,093     7,255,716        1,569,667       1991
  Jacksonville, Fl
Westgate...................................     60      1,389,836       236,689     2,153,469          421,740       1991
  Bismark, ND
Woodlake Hills.............................    144      3,875,742       187,588     8,913,636        1,092,535       1992
  Pontiac, MI
Bixel House................................     76      1,442,282       190,746     2,344,940          656,472       1991
  Los Angeles, CA
Harmony....................................     65      3,124,470             0     7,138,522        1,596,510       1991
  North Hollywood, CA
Schumaker Place............................     96      2,941,443       536,153     5,226,820          581,838       1992
  Salisbury, MD
Circle Terrace.............................    303      9,962,770     1,104,269    15,275,527        2,369,146       1993
  Lansdowne, MD
                                             -----    -----------   -----------   ------------     -----------
TOTALS.....................................  2,374    $86,215,358   $13,343,357   $132,137,081     $26,076,146
                                             =====    ===========   ===========   ============     ===========

---------------

(1) Mortgage notes payable generally represent non-recourse financing of low-income housing projects with terms of up to 40 years at interest rates ranging from 9.75% to 12%. The Partnership has not guaranteed any of these mortgages notes payable.

(2) The Properties are being depreciated over various useful life periods.

     The Letter of Transmittal, and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below:

                           EVEREST PROPERTIES II, LLC
                                   (MANAGER)
                          199 SOUTH LOS ROBLES AVENUE
                                   SUITE 440
                           PASADENA, CALIFORNIA 91101

     Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                  For information regarding the Offer contact:
                           EVEREST PROPERTIES II, LLC

                                   (Manager)
                        (800) 611-4613 or (626) 585-5920
                          199 South Los Robles Avenue
                                   Suite 440
                           Pasadena, California 91101